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Exhibit 99.3

November 6, 2003

        FSA's third quarter and nine-month results continued the strong upward trends in new business originations and operating earnings, and we look for this to continue through year-end.

        For the nine months, we produced a record-setting $692 million of present value (PV) premium originations, putting us 11% ahead of where we were at this time last year. PV originations in the third quarter were $259 million. In aggregate, these new originations were of high credit quality and well priced to produce solid returns on equity.

        Operating earnings reached $63 million for the third quarter and $194 million for the first nine months, representing increases of 17% and 24%, respectively. Adjusted book value (ABV) rose to $3.0 billion at September 30, 2003. Over the past 12 months, ABV grew over 17% excluding realized and unrealized capital gains and losses in the investment portfolio and over 16% including them.

U.S. Municipals Continue to Surge

        Year-to-date, new issue volume in the U.S. municipal bond market reached a record $287 billion, and insurance penetration was 53% compared with 50% in last year's comparable period. We guaranteed 27% of the insured new issues sold during the nine-month period, achieving PV premium of $160 million and $369 million for the third quarter and nine months, respectively.

        In the third quarter, we insured a number of significant issues, the largest of which was $911 million of revenue bonds issued by the New Jersey Turnpike Authority in connection with the merger of the New Jersey Highway Authority into the New Jersey Turnpike Authority. Additionally, two municipal sector groups achieved notable results. The municipal structured finance group insured 14 leveraged lease transactions for geographically dispersed municipalities, as well as a number of affordable housing deals. Our newly expanded health care group insured nine new issues, including a $150 million issue of California Health Facilities Financing Authority Revenue bonds that raised funds for the Stanford University Medical Center. While refundings have slowed due to rising interest rates, our municipal business looks to remain strong across sectors through year-end.

Asset-Backed Business Remains Stable

        In the third quarter, FSA's U.S. asset-backed business originated $51 million of PV premiums, which was slightly ahead of PV premiums for the same period in 2002. For the nine-month period, we originated $138 million of PV premiums, a decline of 15% from that of the comparable 2002 period.

        While we continued to take a cautious approach to the collateralized debt obligation (CDO) market and other sectors, we found a significant number of good opportunities that met our credit and pricing criteria, including collateralized loan obligations (CLOs), prime and sub-prime auto transactions, Triple-A residential mortgage-backeds and residential mortgage net interest margin (NIM) securitizations.

International Market Offers Significant Growth Opportunities

        We closed fewer international transactions during the quarter than we would have liked. However, we have a good pipeline of transactions in the works, and this is an inherently lumpy market. For the first nine months, our international PV premiums were $154 million, approximately flat with those of the comparable 2002 period. New issue origination was primarily in Europe, where we are seeing expanding opportunities in both public infrastructure and asset-backed sectors.

An Update on Reserves

        In the third quarter, we added $10.3 million after-tax to strengthen the general reserve. This contribution is a result of two separate processes, one related to the statistical provisions for new originations and the other a review of the insured CDO portfolio.

Fairbanks Capital Situation

        FSA's third quarter earnings included an after-tax charge of $11.0 million due to loss in equity earnings from Fairbanks Capital Holding Corp., a mortgage servicing holding company in which FSA Holdings owns a minority interest. The charge was largely a result of an estimated settlement cost associated with Federal Trade Commission and related litigation. The settlement will be an important step in Fairbanks' recovery plan.

Looking Ahead

        This year's business climate has proved the value of a balanced origination business strategy. By taking full advantage of the opportunities in the strong U.S. municipal market and expanding international markets, we are able to take a patient view of the U.S. asset-backed business while still achieving excellent financial results. All in all, we're on course for a strong finish in 2003, and we remain focused on the fundamental pillars of our business—conservative underwriting and pricing discipline. We'll keep you informed.

Sincerely,

Robert P. Cochran

        This document contains forward-looking statements regarding, among other things, the Company's plans and prospects. Important factors, including general market conditions and the competitive environment, could cause actual results to differ materially from those described in such forward-looking statements. Certain of these factors are described in more detail under the heading "Forward-Looking Statements" in Item 1 of the Company's Annual Report on Form 10-K for the year ended December 31, 2002. Forward-looking statements in this letter are expressly qualified by all such factors. The Company undertakes no obligation to revise or update any forward-looking statements to reflect changes in events or expectations or otherwise.

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  Exhibit 99.3